Exhibit 10.3

AGREEMENT AND RELEASE

Navient Corporation and its subsidiaries, predecessors, and affiliates (collectively “Navient”) and I, Joe Lee Fisher, have reached the following understanding and agreement regarding the termination of my employment effective January 30, 2026 (“Termination Date”). In exchange for the Plan Benefits and other consideration listed below, I agree to comply fully with the terms of this Agreement and Release (“Agreement and Release”).

Any non-disclosure provision in the Agreement and Release does not prohibit or restrict me (or my attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this release or its underlying facts or circumstances. Any cooperation provision in the Agreement and Release does not require me to contact Navient regarding the subject matter of any such communications before engaging in such communications.

In exchange for my Agreement and Release, Navient agrees to provide me with the Plan Benefits and other consideration listed below, to which I am not otherwise entitled.

(1)
Plan Benefits: Unless I have revoked this Agreement and Release pursuant to Section (8) below, pursuant to the Navient Corporation Executive Severance Plan for Senior Officers (“Plan”), Navient will pay me severance in the following manner: A total amount of $1,273,725 less withholding taxes and other deductions required by law (the “Plan Benefits”). Such severance payment will be made in a single lump sum payment as soon as practicable following the 7-day revocation period described in Section (8) below and no later than the sixtieth calendar day after my Termination Date, subject in all cases to the provisions of the Plan.
(a)
Rehiring: If I am rehired as an employee of Navient or any of its subsidiaries or affiliates within the 12-month period following my termination, I hereby agree to repay the Plan Benefits, divided by 12 and then multiplied by the number of months remaining in the 12-month period following my termination, adjusted and reduced by the amount of taxes paid and withheld on that sum, within 30 days of rehiring, as a condition of rehire to Navient.
(b)
Medical/Dental/Vision Continuation: My current medical, dental and vision coverage will continue through the end of the month in which my Termination Date occurs. The first day of the month following my termination January 30, 2026, I may be eligible to continue my current medical, dental and vision coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If I become eligible for coverage under any other group health plan, I may not be eligible for Navient COBRA coverage. If I am eligible and I properly elect COBRA continuation coverage, Navient will subsidize my coverage by paying the employer portion of the total cost of my medical, dental and vision insurance premiums for the period of February 01, 2026 through July 31, 2027. My right to continue medical, dental and/or vision coverage may extend for a maximum period of 18 months under COBRA.
(c)
Benefit Programs: I waive future coverage and benefits under all Navient disability programs, but this Agreement and Release does not affect my eligibility for other Navient medical, dental, vision, life insurance, retirement, and other benefit plans. Whether I sign this Agreement and Release or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after my termination, after which I may be able to purchase continued coverage under certain of such plans. I understand that, except for the benefits that may be due under the deferred compensation, equity or 401(k) savings plans to which I may be entitled under Navient’s standard employee benefit plans for similarly situated employees and executives, I will not receive any other wage, paid time off, or other similar payments from Navient or any of the entities discussed in Section (2).

Subject to any earlier payment provisions set forth above, and except for the benefits and payments described in 1(b) (Medical/Dental/Vision continuation) and 1(c) (Benefit Programs), all payments or reimbursements described in this Section (1) shall be paid to me no earlier than the eighth calendar day after my signature on this Agreement and Release, and not later than the sixtieth calendar day after my Termination Date.

(2)
Release: In consideration of the Plan Benefits described above, I agree to release Navient, and all of its subsidiaries, affiliates, predecessors, successors, and all related companies, and all of its former and current officers, employees, directors, and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them (collectively, “Released Parties”) from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement and Release, except claims that the law does not permit me to waive by signing this Agreement and Release. This release includes every such dispute I have with the Released Parties, whether or not I have filed a claim, charge, complaint, or action on such dispute. This release includes, but is not limited to, all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment and Retraining Notification Act (WARN), Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 (“ADEA”); The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Equal Pay Act; The Genetic Non-Discrimination Act of 2008; The Families First Coronavirus Response Act.; Any other federal, state or local law, rule, regulation, or ordinance that legally may be released; Any public policy, contract (express and implied), tort, or common law; Any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters; The Virginia Human Rights Act – Va. Code § 2.2-3900 et seq., any regulations thereunder, and any human rights law of any Virginia county or municipality; Virginia Statutory Provisions Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Va. Code

§ 65.2-308(A) and (B); The Virginia Equal Pay Act – Va. Code § 40.1-28.6; The Virginians With Disabilities Act – Va. Code § 51.5-1 et seq.; Virginia AIDS Testing Law – Va. Code Ann. §32.1-36.1;Virginia Minimum Wage Laws – Va. Code § 40.1-28.8 et seq.; Virginia Wage Payment and Hour Laws, including Virginia Overtime Wage Act – Va. Code § 40.1-29 et seq.; Virginia Occupational Safety and Health (VOSH) Law – Va. Code § 40.1-49.3 et seq.; Virginia Code § 8.01-40 regarding unauthorized use of name or picture of any person; Virginia Code § 40.1-27 regarding preventing employment by others of former employee; Virginia Code § 40.1-28.7:2 regarding protection of crime victims’ employment; Virginia Code § 18.2-465.1 regarding protection of court witnesses’ and jurors’ employment; Va. Code 44-98, prohibiting interference with employment of members of Virginia National Guard, Virginia Defense Force, or naval militia; Va. Code sections 18.2-499 and 500 (the Virginia statutory conspiracy statutes); Va. Code § 8.01-413.1 (Personnel Records Law); Virginia statutory provisions prohibiting discrimination against employees who serve as members of a local electoral board, assistant general registrars, and officers of election –Va. Code § 24.2-119.1; Virginia statutory provisions prohibiting discharge based on single indebtedness – Va. Code § 34-29; Virginia statutory provisions regarding leave for volunteer members of Civil Air Patrol – Va. Code § 40.1-28.6; Virginia statutory provisions regarding prohibitions on an employer’s requiring employees to disclose usernames or passwords for social media accounts – Va. Code § 40.1-28.7:5; Virginia statutory provisions regarding genetic testing or genetic characteristics – Va. Code § 40.1-28.7:1; Va. Code § 40.1-28.01 regarding sexual assault-related nondisclosure Agreement and Releases; Va. Code § 40.1-28.7:7 and VA Code § 40.1-33.1 regarding independent contractor classification; Va. Code § 40.1-28.7:8 regarding covenants not to compete for low wage workers; Va. Code § 40.1-28.7:9 regarding pay transparency; Va. Code § 40.1-27.3 regarding whistleblower protection; Virginia statutory provisions regarding medicinal use of cannabis oil –Va. Code § 40.1-27.4; Virginia statutory provisions regarding paid sick leave – Va. Code § 40.1-33.3 et seq;, and any other federal, state or local laws, to the maximum extent permitted by law. I further waive any right to payment of attorneys' fees, which I may have incurred. It is understood and agreed that by entering into this Agreement and Release, Navient does not admit any violation of law, or any of employee’s rights, and has entered into this Agreement and Release solely in the interest of resolving finally all disputes, claims and issues relating to my employment and separation.

Navient and I, the Parties (“Parties”), expressly agree, however, that nothing in this Agreement and Release shall preclude my participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of Navient securities.

Navient agrees that the release under this Section (2) shall not cover, and I reserve and do not waive, my rights, directly or indirectly, to seek further indemnification and/or contribution under the By-Laws of Navient. Navient hereby reaffirms that I am entitled to indemnification after termination of my employment, for actions taken in my capacity as an officer of Navient Corporation or applicable Navient Corporation subsidiaries under the bylaws of the applicable subsidiary or Navient Corporation (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances).

(3)
Covenant Not To Sue: I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement and Release. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement and Release shall:
(a)
prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C.

§ 626), the knowing and voluntary nature of my release of any age claims in this Agreement and Release before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;

(b)
prevent me from enforcing any future claims or rights that arise under the Age Discrimination in Employment Act (“ADEA”) after I have signed this Agreement and Release; or
(c)
prohibit or restrict me from: (i) making any disclosure of information required or permitted by law; (ii) filing a charge, testifying in, providing information to, or assisting in an investigation or proceeding brought by any governmental or regulatory body or official; or (iii) testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

Except with respect to the proviso in Section (2) regarding alleged securities violations and notwithstanding anything to the contrary in this paragraph, and subject to any legal restrictions, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, U.S. Department of Education OIG, EEOC, Consumer Financial Protection Bureau, or any federal, state, or local government agency or court, to the maximum extent permitted by law.

(4)
Additional Representations and Promises: I further acknowledge and agree that:
(a)
I will return all Navient and Released Parties’ property (e.g., laptop, mobile phone) in my possession or control to them.
(b)
I have disclosed to Navient any information I have concerning any conduct involving Navient that I have reason to believe may be unlawful or that involves any false claims to the United States. Other than such disclosures, I hereby represent and warrant that I have not reported any illegal or potentially illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent, or any other representative of Navient, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal or potentially illegal conduct or activities. Subject to the provisions of this Agreement and Release and the law, I promise to cooperate fully in any investigation Navient undertakes into matters occurring during my employment with Navient. I understand that nothing in this Agreement and Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims’ proceedings against Navient.

(c)
If I breach any provisions of this Agreement and Release, I agree that I will pay for all costs incurred by any of the Released Parties, or any entities or individuals covered by this Agreement and Release, including reasonable attorneys’ fees, in defending against my claim and seeking to uphold my release.
(d)
I agree to keep the financial terms of this Agreement and Release completely confidential except as may be required or permitted by statute, regulation, or court order. Notwithstanding the foregoing, I may disclose such information to my immediate family and professional representatives, so long as they are informed and agree to be bound by this confidentiality clause. This Agreement and Release shall not be offered or received in evidence in any action or proceeding in any court, arbitration, administrative agency, or other tribunal for any purpose whatsoever other than to carry out or enforce the provisions of this Agreement and Release, except as required by law.
(e)
Subject to the provisions of this Agreement and Release and the law, I agree not to defame or maliciously disparage Navient, its business practices, products, and services, any of the Released Parties, or any other entity or person covered by this Agreement and Release.
(f)
I understand that Navient in the future may change employee benefits or pay. I understand that my job may be refilled.
(g)
I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked, and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that Navient or any of the Released Parties should have paid me in the past, other than with respect to any benefit plan termination or distributions authorized as of the date of this Agreement and Release. I have received from Navient and Released Parties all rights and benefits, if any, potentially due to me pursuant to the FMLA.

(h)
I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.
(i)
If Navient or I successfully assert that any provision in this Agreement and Release is void, the rest of the Agreement and Release shall remain valid and enforceable unless the other party to this Agreement and Release elects to cancel it. If this Agreement and Release is cancelled by me, I will repay the Plan Benefits I received for signing it.
(j)
If I initially did not think any representation I am making in this Agreement and Release was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement and Release. I have carefully read this Agreement and Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. Navient would not have signed this Agreement and Release but for my promises and representations.
(5)
Arbitration of Disputes: Except with respect to the proviso in Section (2) concerning securities litigation, Navient and I agree to resolve any disputes we may have with each other through final and binding arbitration, to the fullest extent permitted by law. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement and Release, which means that an Arbitrator and not another tribunal will decide issues of arbitrability and of liability with respect to any claim I may bring; provided, however, that Navient may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions referenced in Section (6). I also agree to resolve through final and binding arbitration any disputes I have with any other Released Party who elects to arbitrate those disputes under this subsection, to the fullest extent permitted by law. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any action I might bring, including but not limited to any lawsuit related to a government agency proceeding, to the fullest extent permitted by law. By agreeing to this Agreement and Release, I understand that I am waiving my right to a jury trial.

(6)
Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation: Except as required or permitted by statute, regulation, or court order, or pursuant to written consent given by Navient’s General Counsel, I agree not to disclose to anyone else any of the information or materials which are proprietary or trade secrets of Navient or are otherwise confidential. In addition, in consideration of the Plan Benefits described above, I hereby acknowledge and agree to the Agreement Regarding Confidentiality attached hereto as Appendix A, the purpose of which is to protect to the maximum extent permitted by law Navient’s protectable business interests. Nothing in this Agreement and Release shall be construed as prohibiting or otherwise restricting me from lawfully reporting waste, fraud, or abuse related to the performance of a U.S. government contract to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information (e.g., an agency Office of the Inspector General), nor does this Agreement and Release prohibit me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. I am not required to notify Navient of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege. I understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Notwithstanding the foregoing, in consideration of the Plan Benefits, I agree as follows: I shall not, directly, or indirectly, compete with Navient or its subsidiaries or affiliates for a period of 12 months after the date of termination of my employment for whatever reason (“Restricted Period”). For the purposes of this Section (6), “compete” means working or serving in any capacity in which I would engage in similar work or activities as I did for Navient, including but not limited to working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities engaged in any business similar to the type of business conducted by Navient at the time my employment with Navient terminated. For purposes of this Section (6), a “business similar to the type of business conducted by Navient” includes private student loan originations and private student loan refinancings. A “business similar to the type of business conducted by Navient” shall not include any business whose primary focus is something other than private student loan originations or private student loan refinancings. By way of example only and without limitation, Sallie Mae, SoFi, Laurel Road, College Ave, Nelnet, and Citizens Bank are businesses that under this Agreement and Release would be considered “similar to the type of business conducted by Navient.”

In further consideration of the Plan Benefits described above in this Agreement and Release, I agree that for 18 months after my Termination Date (collectively, the “Non-Solicitation Employee Period”) that I shall not solicit or encourage any employee with whom I communicated within the last year of my employment to leave the employ of Navient or hire any such employees. Further, for a period of 18 months following my Termination Date, I shall not, directly, or indirectly, contact or accept business that Navient could otherwise perform from any of Navient’s customers or prospective customers with whom I communicated within the last two (2) years of my employment. For the purposes of this Section (6), “business that Navient could otherwise perform” includes private student loan originations and private student loan refinancings.

I expressly agree that the markets served by Navient extend nationally and are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section (6) have been designed to be reasonable and are no greater than are required for the protection of Navient and do not prevent me from earning a livelihood by working in positions that do not compete with Navient. In the event that a court shall determine that any provision of the Agreement and Release is unenforceable, the Parties shall request that the court construe this Agreement and Release in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court believes are reasonable to protect the interests of Navient. I acknowledge and agree that this covenant has unique, substantial, and immeasurable value to Navient, that I have sufficient skills to provide a livelihood for me while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable Navient to monitor compliance with the obligations imposed by this Agreement and Release, I further agree to inform in writing Navient’s Chief Human Resources Officer of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect for twelve (12) months following my Termination Date.

In the event that the Board of Directors of Navient or its successor reasonably determines that I have violated any of the post-employment restrictions of the Agreement and Release or if a court at my request determines that all or a substantial part of such restrictions are held to be unenforceable, I will return to Navient 50% (less withholdings previously withheld by law) of the Plan Benefits. The illegality, unenforceability, or ineffectiveness of any provision of this Section (6) shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement and Release. Notwithstanding the confidentiality provisions identified in Section 4(d) of this Agreement and Release, I may disclose my Navient restrictive covenants to prospective employers and agree that Navient may provide a copy of this Agreement and Release to my prospective or future employers.

(7)
Review Period: I hereby acknowledge (a) that I initially received a copy of the original draft of this Agreement and Release on or before January 30, 2026; (b) that I was offered a period of 45 calendar days to review and consider it(c) that I understand I could use as much of the 45 calendar day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement and Release, and understood whether or not to do so was my decision. I waive any rights to further time to consider the Agreement and Release.
(8)
Revocation of Claims: I understand that I may revoke the waiver of the Age Discrimination in Employment Act (ADEA) claims made in this Agreement and Release within seven (7) days of my signing. If I exercise this right to revoke, my waiver and release of claims under ADEA shall not be effective or enforceable and I will not receive 70% of the Plan Benefits described in Section (1) above. Revocation of claims can be made by delivering a written notice of revocation to Patty McKeown, VP & Chief Human Resources Officer, Navient, 13865 Sunrise Valley Drive, Herndon, VA 20171.
(9)
I acknowledge that I have read and understand all the provisions of this Agreement and Release. This Agreement and Release represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement and Release, except for claims under the ADEA, which may be revoked as set out in Section (8), is final and binding when executed by me. I sign this document freely, knowingly, and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement and Release. If any provision of this Agreement and Release is held by a court of competent jurisdiction or by an arbitrator to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement and Release will remain in full force and effect to the maximum extent permitted by applicable law. If this Agreement and Release is held to be unenforceable or contrary to law, I agree to repay the Plan Benefits I received. This Agreement and Release is governed by federal laws and the laws of the State of Delaware.

(10)
In addition, in consideration of the Plan Benefits and other consideration described above, and subject to the provisions of this Agreement and Release and the law, I agree to cooperate with Navient, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against Navient, including, but not limited to: (1) participation as a witness; (2) drafting, producing, and reviewing documents;

(3) assisting with interviews, depositions, discovery, hearings, and trial; and (4) contacting Navient. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, Navient agrees to pay my reasonable out of pocket expenses.

Before you sign this Agreement and Release, please take it home, read through each section and carefully consider it. Navient recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this agreement and release). You have up to 45 calendar days to consider this Agreement and Release. You may not make any changes to the terms of this Agreement and Release. By signing this Agreement and Release, you will be waiving any claims whether known or unknown. At any point during the 45-day review period described above in Section (7) and before the end of the 7-day revocation period described above in Section (8), Navient may withdraw and rescind this Agreement and Release.

/s/ Joe Fisher	2/2/2026
Joe Lee Fisher	Date

/s/ Paty McKeown	2/2/2026
Patty McKeown	Date
VP & Chief Human Resources Officer
Navient Corporation